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                          December 29, 2021

       Scott Hodgdon
       Corporate and Securities Counsel
       Fisker Inc./DE
       1888 Rosecrans Avenue
       Manhattan Beach, CA 90266

                                                        Re: Fisker Inc./DE
                                                            Registration
Statement on Form S-3
                                                            Filed December 23,
2021
                                                            File No. 333-261875

       Dear Mr. Hodgdon:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Albert Vanderlaan